Question 7.c)
-------------
Addendum to Question 7.c on Form N-SAR

List the name of each series or portfolio and give a consecutive number to each series or portfolio in excess of the 90 consecutive series or portfolio permitted by the form.

								    Is this the
Series								   last filing
Number		Series Name					For this series?
								(Y or N)


98		ALTEGRIS FUTURES EVOLUTION STRATEGY  FUND	N
132		Ladenburg Income Fund	   	    		N
133		Ladenburg Income & Growth Fund			N
134		Ladenburg Growth & Income Fund			N
135		Ladenburg Growth Fund				N
136		Ladenburg Aggressive Fund			N
144		Altegris GSA Trend Strategy Fund		N

* Please refer to the Annual Report to Shareholders to be filed on Form N-CSR for additional information concerning the Funds.